Exhibit 7.2

Execution Version

Stock Purchase and Acquisition Agreement

This Stock Purchase and Acquisition Agreement (“Agreement”) made on this 27th day of May, 2021, by Futuris Company a Wyoming corporation authorized to do business in Maryland (the “Purchaser”), with its principal place of business at 22 Baltimore Road, Rockville, MD 20850; The TASA Group, Inc., a Pennsylvania Corporation (the “Corporation”); and the individual Shareholders listed in the signature clause hereto and on Schedule 18 attached hereto (the “Shareholders” or “Sellers”).

Background

Purchaser and Sellers desire to enter into a transaction whereby the Purchaser acquires all issued and outstanding shares of the Corporation, which constitutes 100% of the equity of the Corporation (the “Equity”), in exchange for One Million Nine Hundred Fifty Thousand Dollars ($1,950,000.00) payable as described in Sections 2 and 35.5 below.

Terms of Agreement

In consideration of the mutual promises, covenants and representations contained herein, the parties herewith agree as follows:

ACQUISITION TERMS

1.	Acquisition. The Purchaser will acquire 100% of the issued and outstanding shares of the Corporation, with all of its assets and liabilities existing as of the Closing, except for the Corporation’s funded debt, lines of credit and Seller Transaction Expenses (as defined in Section 61 below) that will be either paid off or escrowed at Closing as provided further in Section 35.5 below.

2.	Consideration. As full consideration for the purchase of the Equity, Purchaser shall pay to Shareholders the sum of One Million Nine Hundred Fifty Thousand Dollars ($1,950,000) paid in cash or by wire transfer of immediately available funds at Closing by Purchaser to the Shareholders as provided further in Section 35.5 below.

3.	Closing. The Closing of this transaction will take place either on the date hereof or as otherwise provided in Section 34 of this Agreement.

4.	Distributions prior to Closing. The Corporation shall not distribute to the Shareholders any cash in its accounts prior to Closing that relate to (i) the sum of the customer deposits for all open customer liabilities of the Corporation as of the date of Closing, (ii) the sum of $100,000.00 transferred to the Corporation in 2020 by an affiliate of the Corporation to be used to pay the early termination fee of the Corporation’s existing office lease as further described in Schedule 32 attached hereto only to the extent that such early termination fee is not paid by the Corporation prior to Closing (collectively, the “Restricted Cash Amounts”), and (iii) the aggregate amount of outstanding checks written by the Corporation that have not cleared through the Corporation’s bank account as of the date of Closing (the “Outstanding Checks Amount”); provided, however, the foregoing shall not restrict the Corporation from distributing to the Shareholders on or prior to Closing cash in excess of the Restricted Cash Amounts and the Outstanding Checks Amount. Purchaser covenants and agrees after the Closing to not cause the Corporation to close the bank account in which such outstanding checks were written nor to remove cash in such account to cover the Outstanding Check Amount, so that the Corporation has funds in such account to cover those outstanding checks as they are cashed after Closing by the party to whom such checks are written.

5.	Post-Closing Operations. After the Closing, the Corporation will be a subsidiary of the Purchaser subject to the terms and conditions outlined in this Agreement. The Corporation shall be responsible to report to the Purchaser all financial matters and news-worthy events related to the Corporation as they materialize, as Sellers recognize Purchaser is a publicly traded company and has certain material obligations of disclosure pursuant to state and federal laws, statutes and regulations.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to Sellers the following:

6.	Organization. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Wyoming and authorized to do business in Maryland and has all necessary corporate powers to own properties and carry on its business as currently conducted. All actions taken by the incorporators, directors, shareholders and officers of Purchaser have been valid and in accordance with all applicable laws.

7.	Ability to Carry Out Obligations. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaws, or other agreement or instrument to which Purchaser is a party or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Purchaser or upon the membership interests of Purchaser.

8.	Full Disclosure. None of the representations and warranties made in this Agreement by Purchaser, or on its behalf, contains or will contain any untrue statement of a material fact or omit any material fact the omission of which would be misleading.

9.	Compliance with Laws. Purchaser has complied with all, and is not in violation of any, federal, state, or local statute, law, or regulation. Purchaser has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities.

10.	Litigation. Purchaser is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding or pending governmental investigation. To the best of Purchaser’s knowledge, there is no basis for any such action or proceeding, and no such action or proceeding is threatened against Purchaser beyond those identified in Schedule 10 attached hereto. Purchaser is not subject to, or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

11.	Authority. Purchaser represents that it has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions hereunder by Purchaser have been duly and validly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser, and upon the execution and delivery by Sellers of this Agreement and the performance by Sellers of its obligations herein, will constitute, a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ rights or by general principles of equity.

12.	No Oral Representations. No oral or written representations have been made other than as stated, or in addition to those stated, in this Agreement, and Purchaser is not relying on any oral statements made by the Corporation, Sellers, or any of Sellers' representatives or affiliates, in purchasing the Equity.

13.	Restricted Securities. Purchaser understands that the Equity is characterized as “restricted securities” under the Act in as much as they were acquired from the Sellers in a transaction not involving a public offering and that under the Act, and applicable regulations hereunder.

14.	Solvency.

14.1.	As of the date hereof and after immediately giving effect to the transaction contemplated hereby (a) the present fair salable value of the property and assets of the Purchaser exceeds the debts and liabilities, including contingent liabilities of the Purchaser, (b) the present fair value of the property and assets of the purchaser is greater than the amount that will be required to pay the probable liability of the Purchaser on its debts and other liabilities, including contingent liabilities, as such debt and other liabilities become absolute and matured; (c) Purchaser does not intend to incur, or believe that it will incur, debts and liabilities, including contingent liabilities beyond its ability to pay such debts and liabilities as they become absolute and matured; (d) the Purchaser does not have unreasonably small capital with which to conduct the business in which it is presently engaged and will, after consummation of the transaction contemplated hereby, be engaged as such businesses are now conducted and are proposed to be conducted; and (e) in consummating the transactions contemplated hereby, Purchaser does not intend to, and does not intend for the Corporation to, disturb, delay, hinder or defraud either present or future creditors or other persons to which Purchaser or the Corporation is or will become on or after the date hereof, indebted.

14.2.	After immediately giving effect to the transaction contemplated hereby (a) the present fair salable value of the property and assets of the Corporation will exceed the debts and liabilities, including contingent liabilities of the Corporation, (b) in connection with financing obtained in connection with the transactions contemplated hereby, the Purchaser shall not cause the Corporation to execute any guaranty, or enter into any obligation, for which the maximum contingent liability of the Corporation would exceed the lesser of (i) $500,000.00, or (ii) eighty-five percent (85%) of the Corporation’s fair market net worth at any one time; and (c) Purchaser shall not cause the Corporation to incur debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured.

15.	[Reserved]

16.	Truth of Representations; Survival of Representations. Purchaser acknowledges that Sellers are relying on the truth and accuracy of the representations and warranties made by Purchaser in entering into this transaction. All these representations shall be true as of the Closing and shall survive the Closing for a period of one year, except for the representations made in Sections 14 (Solvency) and 15 (Financing), which shall survive until the expiration of the applicable statue of limitations.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to the Purchaser the following:

17.	Organization. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of Pennsylvania and has all necessary corporate powers to own properties and carry on its business. To Sellers’ Knowledge (as defined in Section 61 below), all actions taken by the incorporators, directors and/or shareholders of the Corporation have been valid and in accordance with all applicable laws.

18.	Capital.

a.	The authorized capital stock of the Corporation consists of 2,000 shares of Class A common stock, no par value, and 18,000 shares of Class B common stock, no par value. Schedule 18 sets forth all the issued and outstanding Equity of the Corporation, the holders of such Equity who are the Sellers hereunder, and the stock certificates issued to each of the Sellers. All issued and outstanding shares of the capital stock of the Corporation are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) pre-emptive rights. As of the date hereof, there are no outstanding options, warrants or other rights to acquire capital stock from the Corporation. Except as to the 1998 Shareholders’ Agreement (as defined in Section 61 below), there are no shareholder agreements, voting trusts or other agreements or understandings to which the Corporation is a party or by which it is bound relating to the voting of any shares of the capital stock of The Corporation. To Sellers’ Knowledge, all outstanding shares of the Corporation capital stock were issued in compliance in all material respects with all applicable federal and state securities laws.

No bonds, debentures, notes or other indebtedness of the Corporation having the right to vote on any matters on which stockholders may vote, are issued or outstanding.

As of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Corporation is a party or by which it is bound obligating the Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Corporation or obligating the Corporation to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of the Corporation to repurchase, redeem or otherwise acquire any shares of capital stock of the Corporation. Except as to the 1998 Shareholders’ Agreement, the Corporation is not a party to any voting agreement with respect to the voting of any such securities.

19.	Authority; No Conflicts.

a.	The Corporation has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Corporation. This Agreement has been duly executed and delivered by the Corporation and, assuming that this Agreement constitutes a valid and binding agreement of Purchaser, constitutes a valid and binding agreement of the Corporation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

b.	The execution and delivery of this Agreement by the Corporation does not, and the consummation by the Corporation of this Agreement and the other transactions contemplated hereby will not, conflict with, or result in a violation pursuant to: (A) any provision of the articles of incorporation or bylaws of the Corporation or (B) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, any loan or credit agreement, note, mortgage, bond, deed of trust, indenture, lease, benefit plan or other agreement, understanding, contract, obligation, instrument, permit, concession, franchise, custodianship, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Corporation or its properties or assets.

c.	Except for those listed in Schedule 19(c), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to the Corporation in connection with the execution and delivery of this Agreement by the Corporation or the consummation of the other transactions contemplated hereby, and such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation.

20.	Financial Statements.

a.	The Corporation was formed on February 2, 1960. The Corporation has heretofore furnished Purchaser with copies of certain completed reviewed and management-prepared financial statements of the Corporation as set forth on Schedule 20.a hereto (collectively, the “Company Financial Statements”): All such reviewed financial statements are complete and correct, were prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), consistently applied throughout the periods indicated. All of the Company Financial Statements have been prepared in accordance with the books and records of the Corporation, and present fairly the financial position of the Corporation at such dates and the results of its operations and cash flows for the periods then ended, subject to such inaccuracies, if any, which are not material in nature or amount.

b.	There are no liabilities of or against the Corporation of any nature (accrued, absolute or contingent, unasserted, known or unknown, or otherwise), except: (i) as and to the extent reflected or reserved against in the Company Financial Statements; (ii) those that are individually, or in the aggregate, not material and were incurred since July 3, 2020 in the ordinary course of business consistent with prior practice.

21.	Board Approval. The Board of Directors of the Corporation, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (i) declared that this Agreement and the other transactions contemplated hereby are advisable and in the best interests of the Corporation and the stockholders of the Corporation, and (ii) approved this Agreement and the transactions contemplated hereby.

22.	[Reserved.]

23.	Brokers or Finders. Except for the RLS Agreement as described in Schedule 23 attached hereto, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Corporation.

24.	Litigation; Compliance with Permits.

a.	Except as set forth in Schedule 24(a), there is no suit, action, investigation or proceeding pending or, to the knowledge of the Corporation or Shareholders, threatened, against or affecting the Corporation, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against the Corporation.

b.	The Corporation holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the operation of the businesses of the Corporation (the “Company Permits”). The Corporation is in compliance with the terms of the Company Permits, except to the extent that such non-compliance does not have a Material Adverse Effect. To the Sellers’ Knowledge, the businesses of the Corporation are not being conducted in violation of, and the Corporation has not received any notices of violations with respect to, any law, ordinance or regulation of any governmental entity. Schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any governmental entity, including state health and regulatory authorities (“Company Regulatory Filings”) and any applicable Federal regulatory authorities, and have timely paid all Taxes, fees and assessments due and payable in connection therewith. To Sellers’ Knowledge, all such Company Regulatory Filings complied in all respects with applicable law, except to the extent that such non-compliance does not have a Material Adverse Effect.

25.	Absence of Certain Changes or Events; Certain Agreements Affected by Agreement.

a.	Except as set forth in Schedule 25 and except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since July 3, 2020, (i) the Corporation has conducted their business only in the ordinary course consistent with past practice, and (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation.

b.	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any material payment (including, without limitation, any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, stockholder or employee of the Corporation, (ii) materially increase any benefits otherwise payable by the Corporation to its officers, directors, stockholders or employees, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) breach, cause an event of default or give any third party any rights against the Corporation.

26.	Taxes.

a.	For the past three fiscal years, the Corporation (A) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material tax returns required to be filed by it and all such filed material tax returns are complete and accurate in all material respects; (B) has paid all Taxes that are due and payable (whether or not shown as due and payable on such filed tax returns) or that the Corporation is obligated to pay without the filing of a tax return; (C) has paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP, (D) has withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (E) has not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes or otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency, in each case which such waiver or extension remains in effect; (F) has never been a member of any consolidated group for United States federal income tax purposes, and (G) does not have any liability for the Taxes of any other Person (other than the Corporation). In addition, (i) no liens for Taxes exist with respect to any of the assets or properties of the Corporation, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith, (ii) the Corporation has made available to Purchaser true, correct and complete copies of all material federal, state and local tax returns filed by the Corporation for the prior three years, (iii) the Corporation has not been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) with respect to any income tax returns of the Corporation that have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (or for which the applicable statute of limitations has expired) for the past three fiscal years, all material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid, (v) there is not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Corporation, (vi) no written notice of any audits, examinations, investigations, litigation or other proceedings from any Taxing authority has been received by the Corporation with respect to a material amount of Taxes, (vii) the Corporation has no material deferred gains created by any other transaction, or has any material excess loss accounts, and (viii) no written claim that could give rise to material Taxes has been made by a taxing authority in a jurisdiction where the Corporation does not file tax returns that the Corporation is or may be subject to taxation in that jurisdiction. The Corporation has made available to Purchaser correct and complete copies of any audit report issued relating to income or franchise Taxes of the Corporation with respect to which the statute of limitations has not expired.

b.	None of the Corporation’s Shareholders are or will (to Sellers’ Knowledge) be subject to any audit, examination, investigation, litigation, or other proceedings by any taxing authority in respect of Taxes of the Corporation.

27.	Contracts. Sellers have provided copies of all Material Contracts (as defined in Section 32(o), below) and such other agreements of the Corporation to Purchaser as requested by Purchaser. Except as set forth in Schedule 24(a), to Sellers’ Knowledge, the Corporation is not in breach of, or default under, any Material Contract, except where such breach or default would not result in a Material Adverse Effect. The Corporation has properly charged and billed in accordance with the terms of those contracts in all material respects, including, where applicable, billing and collection.

28.	Full Disclosure. None of the representations and warranties made in this Agreement by Sellers, or on behalf of Sellers, contains or will contain any untrue statement of a material fact or omit any material fact the omission of which would be misleading.

29.	Compliance with Laws. The Corporation has complied with all, and is not in violation of any, federal, state, or local statute, law, or regulation. The Corporation has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities. The Corporation will not be in violation of any term of its Articles or Bylaws, nor will the Corporation be in violation of or in default in any material respect under the terms of any mortgage, indenture, contract, agreement, instrument, judgment, or decree, the violation of which would have a Material Adverse Effect on the Corporation as a whole, and to the knowledge of the Corporation, is not in violation of which would have a Material Adverse Effect on the Corporation.

30.	Title to Equity; Assets.

a.	Each Shareholder is the sole record and beneficial owner of Equity as set forth in Schedule 18 and has sole dispositive authority with respect to such Equity. No Shareholder has granted any person a proxy with respect to the Equity of the Corporation that has not expired or been validly withdrawn. The sale and delivery of the Equity to Purchaser pursuant to this Agreement will vest in Purchaser’s legal and valid title to the Equity, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”) (other than the 1998 Shareholders’ Agreement, which shall be terminated pursuant to Section 34, and Encumbrances created by Purchaser and restrictions on resale of the Equity under applicable securities laws). The representations made in the first sentence of this Section 30 (a) shall survive the Closing for the period described in Section 33.

b.	To Sellers’ Knowledge, all assets of the Corporation used in its business are owned by the Corporation, free and clear of all liens, encumbrances and claims or charges of any kind or nature whatsoever.

31.	Employee Benefit Plans. Except as set forth in Schedule 31, the Corporation has no “employee benefits plans” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other employee benefit plan not governed by, or defined in ERISA, including but not limited to deferred compensation plans, stock options, stock appreciation rights, incentive or bonus or any other similar plan.

32.	Conduct of Business. From July 3, 2020 through the Closing, and except as set forth in Schedule 32, the Corporation shall not:

a.	Amend its articles of incorporation or bylaws or equivalent organizational documents unless agreed to by Purchaser;

b.	Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Corporation;

c.	Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

d.	Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

e.	Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

f.	Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock and (ii) equipment and property no longer used in the operation of Corporation’s business) other than in the ordinary course of business consistent with past practice;

g.	Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

i.	Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Corporation;

j.	Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering the Corporation or its properties, assets and businesses or comparable replacement policies;

k.	Authorize or make capital expenditures;

l.	(i) Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any Tax, or surrender any right to claim a Tax refund or (ii) consent, without providing advance notice to Purchaser, to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

m.	Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities;

n.	(i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities; (ii) incur any indebtedness for borrowed money (including pursuant to any commercial paper program or credit facility of the Corporation) or issue any debt securities; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than providers of the Corporation in the ordinary course of business consistent with past practice;

o.	Enter into or renew, extend, materially amend or otherwise materially modify any Material Contract. For purposes of this Agreement, “Material Contract” means any contract or agreement which involves the Corporation incurring a liability in excess of $10,000 and which is not terminable by the Corporation without penalty upon one year or less notice (other than contracts entered into in the ordinary course of business consistent with past practice that are not Material Contracts);

p.	Except to the extent required under this Agreement or pursuant to applicable law, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of the Corporation in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Corporation, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Code (provided that any such amendments shall not materially increase the cost of such plan to the Corporation);

q.	Grant any license with respect to Intellectual Property other than non-exclusive licenses granted in the ordinary course of business;

r.	Take any action or omit to take any action that would reasonably be expected to cause any Intellectual Property used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

s.	Pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of the Corporation or incurred in the ordinary course of business and consistent with past practice;

t.	Enter into any material contract or commitment (including, without limitation, any contracts with employees, officers, directors, stockholders or consultants), or violate, breach, cause a default, comprise (or take any action which would reasonably lead to any of the foregoing) or amend or otherwise modify or waive any of the terms of any of its material contracts (including, without limitation, any contracts, agreements or understandings with employees, officers, directors, stockholders or consultants) other than in the ordinary course of business.; provided, further, that other than in the ordinary course of business, the Corporation shall not enter into any contract, commitment or agreement (i) which grants any third party exclusive rights, (ii) which provides any third party with equity, as compensation or otherwise, or (iii) with any third party which could reasonably be deemed to be a competitor of Purchaser;

u.	Materially reduce the amount of any insurance coverage provided by existing insurance policies;

v.	Terminate or waive any right of any material or substantial value;

w.	Grant any severance or termination pay: (i) to any director or officer or (ii) to any other employee or consultant;

x.	Write up, write down or write off the value of any assets or revalue any of its assets; and

33.	Truth of Representations. All of these representations of Seller shall be true as of the Closing and shall survive the Closing for a period of one year, except for the representations made in the first sentence in Section 30.a, which shall survive until the expiration of the applicable statue of limitations.

34.	Closing. The Closing of this transaction will occur when all of the documents and consideration described below have been delivered to each party (the “Closing”), and it is expected that the Closing will occur on June 1, 2021 and shall be effective as of 12:01am on such date. The Shareholders and the Corporation expressly acknowledge that upon the completion of the Closing as described above, the 1998 Shareholders’ Agreement shall be terminated and of no further force and effect. Unless the Closing of this transaction takes place on June 1, 2021, or such other date mutually agreed to, either party may terminate this Agreement.

35.	Conditions to Closing. The obligations of Sellers to sell the Equity, and the Purchaser to purchase the Equity, at the Closing are subject to the fulfillment to its satisfaction, on or prior to the Closing, of the following conditions, any of which may be waived in accordance with the provisions hereof:

35.1.	Representations and Warranties of Sellers Correct; Performance of Obligations. The representations and warranties made by Sellers in Sections 17 through 32 hereof shall be true and correct when made and at the Closing. The Corporation’s business and assets shall not have been materially adversely affected in any way prior to the Closing. Sellers shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

35.2.	Representations and Warranties of Purchaser Correct; Performance of Obligations. The representations and warranties made by Purchaser in Sections 6 through 15 hereof shall be true and correct when made and at the Closing. The Purchaser’s business and assets shall not have been materially adversely affected in any way prior to the Closing. Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

35.3.	Consents and Waivers. The Sellers shall have obtained in a timely fashion all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement that are set forth in Schedule 19(c).

35.4.	Employment Agreements. Purchaser will execute employment agreements, substantially in the form attached hereto as Exhibit A (the “Employment Agreements”), with each of Michael Ardron and James E. Roberts. All Employment Agreements shall be for a term of three (3) years at such individual’s current salary and with (i) benefits that are substantially the same as those currently provided by the Corporation to each and (ii) any other benefits that the Purchaser may elect in its discretion to provide to each.

In addition to the foregoing, the Corporation, subject to Purchaser’s approval, shall identify such other key management personnel to whom employment agreements will be offered. Such agreements shall include (i) salary and benefits on terms that are at least substantially the same as existed at the Closing, and (ii) stock bonuses as determined by Purchaser.

35.5.	Documents to be Delivered by Purchaser at Closing. The following documents, in form reasonably acceptable to the parties, shall be delivered and the following actions shall be taken by Purchaser at Closing:

a.	Transfer to the Escrow Agent (as defined in Section 61) under the Escrow Agreement (as defined in Section 61), by wire transfer of immediately available funds, an amount equal $1,950,000.00, which shall be disbursed in accordance with the terms of the Escrow Agreement. It is anticipated that the Escrow Agreement will provide that such $1,950,000 amount is disbursed on the date of Closing by the Escrow Agent by wire transfer of immediately available funds as follows: (i) to the recipients of the Seller Transaction Expenses as set forth in Exhibit B to be delivered by the Selling Shareholders prior to the Closing, to the applicable parties to whom such Seller Transactions Expenses are owed, (ii) if the PPP Loan is not forgiven by the Small Business Administration (“SBA”) prior to the Closing which such forgiveness is confirmed by the PPP Lender, the PPP Escrow Amount (as defined in Section 61) to the PPP Escrow Agent (as defined in Section 61), and (iii) the balance of such $1,950,000 amount to the Selling Shareholders (less an amount of $100,000 which the Selling Shareholders have agreed among themselves to be held in escrow for up to one year after the date of Closing).

b.	The Escrow Agreement, duly executed by Purchaser.

c.	The Employment Agreements, duly executed by Purchaser.

d.	The PPP Escrow Agreement, duly executed by Purchaser, if the PPP Loan is not forgiven by the SBA prior to the Closing which such forgiveness is confirmed by the PPP Lender.

e.	Evidence of Purchaser’s establishment of a new bank account in the name of the Corporation (the “New Corporation Bank Account”) to receive the disbursement of the Restricted Cash Amounts from the Escrow Agreement as generally described in Section 35.6(d) below.[1]

f.	Such other documents as may be reasonably requested by Sellers.

35.6.	Documents to be Delivered by Sellers at Closing. The following documents, in form reasonably acceptable to the parties, shall be delivered and the following actions shall be taken by Sellers at Closing:

a.	Resolutions by the Corporation’s Board of Directors approving this transaction.

b.	Documentation for the transfer of the Equity to the Purchaser, including but not limited to all stock certificates duly endorsed to the Purchaser or assignments separate from certificate duly executed by each applicable Shareholder in favor of the Purchaser.

c.	The Corporation’s stock book, minute book and records.

d.	Causing the Corporation to transfer to the Escrow Agent under the Escrow Agreement the amount of the Restricted Cash Amounts. It is anticipated that the Escrow Agreement will provide that the Restricted Cash Amount is disbursed on the date of Closing by the Escrow Agent by wire transfer of immediately available funds to the New Corporation Bank Account.

1 NOTE: Please confirm if the Purchaser intends to have any of the Corporation’s existing employees to be signors of checks from this new account so that the Corporation is able to process payments of such funds to intended recipients in the ordinary course of business.

e.	The Escrow Agreement, duly executed by the Representative and the Corporation.

f.	The Employment Agreements, duly executed by each of James E. Roberts and Michael Ardron.

g.	The PPP Escrow Agreement, duly executed by the Seller and the PPP Escrow Agent, if the PPP Loan is not forgiven by the SBA prior to the Closing which such forgiveness is confirmed by the PPP Lender.

h.	A listing of (i) the customer deposits for all open customer liabilities of the Corporation existing as of the Closing that are included in the Restricted Cash Amounts and (ii) the outstanding checks that comprise the Outstanding Checks Amount.

i.	Such other documents as may be reasonably requested by Purchaser.

36.	Disputes. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in the Commonwealth of Virginia, Fairfax County, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

37.	Certain Tax matters.

a.	The parties hereto acknowledge and agree that the S election of the Corporation in effect for federal income tax purposes (and in those states in which the Corporation has in effect a comparable election) will terminate as a result of the transactions contemplated by this Agreement. In accordance with Section 1.1362-2(b)(2) of the income tax regulations promulgated under the Code, such termination will be effective as of the date of Closing.

b.	The Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all income Tax Returns for the Corporation (including, for the sake of clarity, IRS Form 1120S and all corresponding state and local Tax Returns) for all periods ending on or before the date of Closing and which is not filed on or before the date of Closing, including the final S corporation Tax Returns (IRS Form 1120S and any comparable state and local Tax Returns), and Purchaser will cause an authorized officer of the Corporation to execute and file such Tax Returns. The Representative shall have the sole and exclusive authority to handle and represent the Corporation in connection with any Tax controversy with respect to the S corporation Taxes and/or Tax Returns, including, without limitation, any audit, assessment, investigation, administrative or other proceeding, and the Purchaser will cause the Corporation to provide the Representative or its representatives with such authority as may be necessary in connection any such Tax controversy.

c.	Purchaser has no plan or intention to take any action with respect to the Corporation of or subsequent to the date of Closing that would cause the transactions contemplated under this Agreement to constitute part of a transaction that is the same as, or substantially similar to, a listed transaction under Treasury Regulations Section 1.6011-4(b)(2).

d.	Neither the Purchaser nor the Corporation shall, without the prior written consent of Representative, (i) amend any Tax Return of the Corporation, or make, change or revoke any Tax election of the Corporation, in each case, for any period on or before the date of Closing or any period that begins on or before and ends after the date of Closing, or (ii) consent to or waive any statute of limitations with respect to Taxes of the Corporation for any period on or before the date of Closing or any period that begins on or before and ends after the date of Closing.

e.	Neither the Purchaser nor the Corporation shall engage in any transaction on the date of Closing outside the ordinary course of business other than the transactions contemplated by this Agreement.

38.	Due Diligence. The parties acknowledge that Purchaser has been provided a Due Diligence Period to permit Purchaser to conduct any and all due diligence activities that it deems appropriate or advisable to evaluate the acquisition of Equity. The parties acknowledge that during the Due Diligence Period, the Corporation provided the Purchaser, its lenders, advisors, legal counsel or representatives with reasonable access to the Corporation’s business operations, assets, properties, contracts, financial information, tax returns, asset records, books and records, data, employees, suppliers and customers, and that all such information received by the Purchaser shall be maintained as confidential information pursuant to the existing Confidentiality Agreement by and among the parties, and the terms of such Confidentiality Agreement shall remain in full force and effect at all times. Purchaser has completed its due diligence and is satisfied with the results.

39.	Exclusivity. The Sellers agree and represent to Purchaser that from the date of the Indication of Interest executed by the parties through the term of this Agreement, they have not and will negotiate with any other party other than the Purchaser for the sale of Equity and have not and will not undertake or continue acquisitions discussions with any other party.

40.	Indemnification.

40.1.	By Sellers. Subject to the other terms and conditions of this section, Sellers shall indemnify and defend the Purchaser against, and shall hold the Purchaser harmless from and against, any and all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Purchaser based upon, arising out of, or with respect to:

a.	any breach of any of the representations or warranties of Sellers contained in this Agreement, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

b.	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement, or any schedule, certificate, or exhibit related thereto.

40.2.	By Purchaser. Subject to the other terms and conditions of this section, the Purchaser shall indemnify and defend Shareholders against, and shall hold Sellers harmless from and against any and all Losses incurred or sustained by, or imposed upon Sellers based upon, arising out of, or with respect to:

a.	any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

b.	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Purchaser pursuant to this Agreement, or any schedule, certificate, or exhibit related thereto; or

c.	the operation of the Corporation after the Closing.

40.3.	Limitations on Indemnification.

a.	Purchaser shall not be entitled to indemnification under Section 40.1(a) for breaches of representations and/or warranties unless the aggregate amount of all indemnification obligations of under Section 40.1(a) for breaches of the representations and/or warranties exceeds Twenty Thousand Dollars ($20,000.00) (the “Basket Threshold”), in which event the Sellers shall be responsible for all Losses, in excess of the Basket Threshold. Notwithstanding the foregoing, the Basket Threshold shall not apply to a breach of the representation and warranty set forth in the first sentence in Section 30.a.

b.	The aggregate amount of all Losses paid by the Sellers under Section 40.1 will not exceed One Hundred Thousand Dollars ($100,000.00) (the “Cap”).

c.	In no event shall any indemnifying party be liable to any indemnified party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, and the definition of Losses shall exclude the foregoing items.

d.	Payments by an indemnifying party pursuant to Section 40.1 or 40.2 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the indemnified party in respect of any such claim (net of reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses)). Additionally, to the extent that any claim made by the Purchaser against the Sellers under Section 40.1 may be covered by insurance maintained by the Corporation prior to the date of Closing, the Sellers have the right to require the Purchaser, by Sellers giving written notice to the Purchaser, to cause the Corporation to file such claim with the applicable insurance company in order to pursue coverage of such claim under the applicable insurance policy.

e.	Sellers shall not be liable under Section 40.1 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement if Purchaser had actual knowledge of such inaccuracy or breach prior to the Closing.

41.	Exclusive Remedy. The forgoing indemnification provisions in Section 40 shall constitute the sole and exclusive remedies available to any party hereto with respect to any monetary claim arising under this Agreement, other than claims based on fraud (whether any such claim shall be made in contract, breach of warranty, tort or otherwise); provided, however, that, the foregoing shall not limit the availability to any party hereof of injunctive and other equitable relief with respect to any breach of this Agreement, including specific performance.

42.	Non-Competition. Sellers acknowledge and agree that Purchaser has incurred significant expense in the due diligence phase for this Agreement and that it is paying Sellers a significant amount of consideration in connection with the acquisition of Equity. Sellers further acknowledge that Purchaser would not enter into this Agreement without Sellers agreement to refrain from competing with the Corporation after the date of Closing, as it would cause irreparable harm to Purchaser. Sellers hereby agree that they will not individually or collectively, directly or indirectly own, manage, operate, conduct, or consult with (or on behalf of) any business in competition with the Corporation for a period of three (3) years, and will include, but not be limited to the following:

(i)	Sellers shall refrain from the business of staffing for any competing business;

(ii)	Sellers will not hire, seek to hire or contact any of the current employees for the purpose of recruiting them or otherwise offering them employment or similar contract.

(iii)	Seller will not perform service for, contact, or otherwise engage any existing clients of the Corporation, except this subsection shall not apply to a Seller electing to retain a client of the Corporation for his, her or its own personal legal representation unrelated to the business of the Corporation.

43.	Appointment of Representative.

43.1.	Each Seller and the Corporation, but only in the case of the Corporation with respect to any matter arising prior to the date of Closing, irrevocably constitutes and appoints Susan Rosen as the “Representative,” with full and unqualified power to delegate to one or more Persons the authority granted to it hereunder, to act as such Person’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes the Representative acting for such Person and in such Person’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the other transaction agreements, as fully to all intents and purposes as such Person might or could do in person, including:

a.	to determine the time and place of Closing, to determine whether the conditions to effect the Closing set forth in Section 35 have been satisfied (or to waive such conditions);

b.	to take any and all action on behalf of such Sellers and the Corporation from time to time as Representative may deem necessary or desirable to fulfill the interests and purposes of this Agreement and the other transaction agreements and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith, including the consummation of the transactions as contemplated hereby, including without limitation executing and delivering the PPP Escrow Agreement and the Escrow Agreement and taking actions thereunder on behalf of the Sellers;

c.	to negotiate, execute and deliver any amendments to and terminations of this Agreement and the other transaction agreements and to prepare any modification to the Schedules;

d.	to give such orders and instructions as Representative in her sole discretion shall determine with respect to this Agreement and the other transaction agreements and the transactions contemplated hereby and thereby;

e.	to retain a portion of the Purchase Price for payment of expenses relating to the transactions or the obligations of the Sellers and the Representative arising under or in connection with this Agreement and maintain a reserve for a period of time in connection with the payment of such expenses or obligations (which is anticipated to be handled by electing to hold some of the Purchase Price in escrow with the Escrow Agent after the Closing), and to incur and pay such expenses and obligations out of such reserve as Representative deems appropriate in her sole discretion. To the extent the Representative does not use such reserves for payment of the expenses or obligations as described in this Section 43.1(e), any distribution of the unused reserves to the Shareholders shall be on a proportionate basis per their respective total stock ownership set forth on Schedule 18 attached hereto.

f.	to take all actions necessary to handle and resolve claims by or against Purchaser for indemnification by such Sellers under this Agreement;

g.	to retain and to pay legal counsel and other professionals in connection with any and all matters referred to herein or relating hereto or any other transaction agreements (which counsel or other professionals may, but need not, be counsel or other professionals engaged by the Corporation); and

h.	to make, exchange, acknowledge, deliver, amend and terminate all such other contracts, powers of attorney, orders, receipts, notices, requests, instructions, certificates, letters and other writings, and in general to do all things and to take all actions, that Representative in her sole discretion may consider necessary or proper in connection with or to carry out the aforesaid, as fully as could such Sellers or the Corporation if personally present and acting.

43.2.	The Representative shall not take any action that is detrimental to any individual Seller or only relates to certain Sellers without first consulting with the affected Seller or Sellers. Representative will promptly notify all Sellers of any action taken by Representative pursuant to this Section 43 or any notice received from Purchaser in respect of the Agreement and any other documents executed in connection with it.

43.3.	Each of the Sellers and the Corporation hereby irrevocably grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that Representative may lawfully do or cause to be done by virtue hereof, including without limitation executing and delivering any transaction agreement and any other agreements, instruments and consents on behalf of any of the Sellers. Each of the Sellers and the Corporation further agrees not to take any action inconsistent with the terms of this Section 43.3 or with the actions (or decisions not to act) of Representative hereunder, and in any case shall not take any action or other position under this Agreement without the consent of Representative. To the extent of any inconsistency between the actions (or decisions not to act) of Representative and of any Seller or the Corporation hereunder, the actions (or decisions not to act) of Representative shall control. EACH SELLER ACKNOWLEDGES THAT IT IS HIS, HER OR ITS EXPRESS INTENTION TO HEREBY GRANT A DURABLE POWER OF ATTORNEY UNTO REPRESENTATIVE AND THAT THIS DURABLE POWER OF ATTORNEY IS NOT AFFECTED BY SUBSEQUENT INCAPACITY OF SUCH SELLER. Each of the Sellers and the Corporation further acknowledges that this power of attorney is coupled with an interest and irrevocable, and agrees that upon execution of this Agreement, any delivery by Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by Representative pursuant to this Section 43.3, such Seller and the Corporation shall be bound by such documents as fully as if such Seller and the Corporation had executed and delivered such documents, and any action (or decision not to act) taken or otherwise implemented by Representative under this Agreement shall be binding upon all Sellers and the Corporation.

43.4.	Each Seller agrees that Purchaser shall be entitled to rely on any action taken by Representative, on behalf of Sellers pursuant to Section 43.1 above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each such Seller as fully as if such Person had taken such Authorized Action. No Seller shall bring, and each Seller hereby waives any right to bring, any legal proceeding against Purchaser as a result of any actions or inactions of Representative, unless such action or inaction constitutes willful misconduct.

43.5.	Any indemnity, liability, payment, or other requirements (collectively “Risk”) assumed by Representative in this Agreement shall be assumed by and apply to each of the Sellers individually proportionate to their total stock ownership as set forth in Schedule 18. Each of the Sellers agree that should any Risk arise, then the Sellers will contribute resources and time to mitigating or resolving the Risk. Each of the Sellers explicitly agree to indemnify and hold Representative harmless for any Risk brought against the Representative arising out of or relating to this transaction, except for actions where the Representative has engaged in willful misconduct.

43.6.	In the event of the death or permanent disability of Representative or her resignation, a successor Representative shall be appointed by a majority vote of the holders of issued and outstanding shares of Class A voting common stock of the Corporation immediately prior to the Closing (as set forth in Schedule 18), with each such holder (or such holder’s successors or assigns) to be given a vote equal to the number of votes represented by the percentage of the Corporation’s outstanding Class A voting common stock interests held by such holder immediately prior to the Closing, and in that event (i) all Sellers shall be promptly notified of such appointment, and (ii) such appointment shall be binding upon all the Sellers.

43.7.	Representative shall not be liable to any of the Sellers for any act done or omitted hereunder as Representative while acting in good faith (and any act done or omitted pursuant to the advice of professional advisors (including attorneys and accountants) shall be conclusive evidence of such good faith) and without willful misconduct. Each Seller shall defend and indemnify Representative and hold him harmless from and against any Losses incurred without willful misconduct on the part of Representative that arise out of or in connection with the acceptance or administration of her duties hereunder, including any out-of-pocket costs and expenses (including legal and accounting fees and expense) reasonably incurred by Representative. The indemnification obligations of each Seller shall be proportionate to their total stock ownership as set forth in Schedule 18.

43.8.	In performance of Representative’s duties, Representative shall be entitled to rely upon the Schedules and upon the representations and warranties made by the Sellers as correct and complete. Representative may rely upon as correct the information supplied to Representative by the Corporation prior to the date of Closing, any professional advisors (including accountants and attorneys) of any Seller, and any professional advisors of the Corporation prior to the date of Closing.

43.9.	Purchaser shall be entitled to rely on the foregoing designation and powers set forth in Sections 43.1 – 43.8, and each Seller hereby waives any claim against Purchaser based on the foregoing sections or any act of the Representative whether or not authorized by this Section 43.

MISCELLANEOUS

44.	Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

45.	Tax Treatment. Each party hereto agrees and intends that the transaction set forth in this Agreement shall be treated for U.S. and state (if applicable) income tax purposes as a sale of 100% of Shareholders’ Equity in the Corporation and that no election shall be made under Section 338 or 336(e) of the Code, or any other provision, to treat the transaction as a sale of assets or as anything other than a sale of the Shareholders’ Equity.

46.	No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

47.	Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

48.	Entire Agreement. This Agreement, including any and all attachments hereto, if any, contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings, whether written or oral.

49.	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be acceptable to all parties as originals.

50.	Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) one day after transmittal, if transmitted for overnight delivery by a nationally-recognized overnight courier service, (c) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or (d) when received if e-mailed or faxed, and properly addressed or faxed as follows:

If to Sellers:

Susan Rosen (as the Representative)

 8453 Clodion Court

Wyndmoor, PA 19038

E-mail: suzsbs@aol.com

With a copy to:

Stradley Ronon Stevens & Young, LLP

30 Valley Stream Parkway

 Malvern, PA 19355-1481

Attn: Steven A. Scolari

Fax: (610) 640-1965

E-mail: sscolari@stradley.com

If to Purchaser:

Futuris Company

Attn: Kalyan Pathuri

22 Baltimore Road,

Rockville, MD 20850

With a copy to:

John J. Matteo

Jackson & Campbell, P.C.

2300 N Street, NW, Suite 300

Washington, DC 20037

51.	Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

52.	Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the Closing and shall survive the Closing of this Agreement for a period of one year.

53.	Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to affect the transaction described herein.

54.	Counterpart Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

55.	Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision, which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

56.	Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Representative and the Purchaser. No delay or omission to exercise any right, power, or remedy accruing to a party, upon any breach, default or noncompliance of the other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to the parties, shall be cumulative and not alternative.

57.	Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or Sellers, Purchaser and Sellers shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

58.	Attorneys. All parties acknowledge and agree that: (a) the parties are executing this Agreement voluntarily and without any duress or undue influence; (b) the parties have carefully read this Agreement and have asked any questions needed to understand the terms, consequences, and binding effect of this Agreement and fully understand them; and (c) the parties have sought the advice of an attorney of their respective choice if so desired prior to signing this Agreement.

59.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof, and shall be binding, upon the parties hereto and their respective successors and assigns.

60.	Schedules. All Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Notwithstanding any provision to the contrary in this Agreement, the disclosures made by a party in any Schedule to this Agreement shall apply (notwithstanding the absence of any express cross-reference) with the same force and effect to each other Section hereof to which it is reasonably apparent that such disclosures should apply. The inclusion of any item on any Schedule attached hereto shall not constitute an admission that such item is material or that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and to set forth other information required by the Agreement. Certain matters reflected in the Schedules may not necessarily be required by the Agreement to be reflected in the Schedules, and to the extent that any such additional matters are included, they are included for informational purposes only and no representation or warranty is given with respect to such additional information. The Schedules attached hereto are qualified in their entirety by reference to specific provisions of this Agreement. Summaries of, or references to, actual documents and other materials in the Schedules are qualified in their entirety by the full text of such documents. Except as expressly set forth on the attached Schedules, the definitions contained in the Agreement are incorporated into the Schedules by reference.

61.	Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section:

a.	“Escrow Agent” means Citibank, National Association.

b.	“Escrow Agreement” means the escrow agreement described in Sections 35.5(a) and 35.6(d) among the Representative, the Corporation, the Purchaser and the Escrow Agent.

c.	“Material Adverse Effect” means any change or effect that, individually or in the aggregate, is materially adverse to the business, assets, financial condition and results of operations of the Corporation considered as a whole; provided, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Material Adverse Effect: (a) changes generally affecting the United States economy, financial or securities markets; (b) changes that are generally applicable to the industry in which the Corporation operates (which changes do not affect the Corporation in a materially disproportionate manner), including any regulatory changes; (c) changes resulting from or related to the transactions contemplated under this Agreement or the performance of a Party’s obligations hereunder, including any loss, diminution or disruption, whether actual or threatened, of existing or prospective employee, customer, distributor or supplier relationships resulting from the entry into or announcement of this Agreement; (d) any failure of the Corporation to meet internal financial projections or forecasts for any period ending on or after the date of this Agreement; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity; or (f) changes in GAAP or any law or interpretation thereof.

d.	“PPP Escrow Account” means the escrow account established with respect to the PPP Escrow Amount under the PPP Escrow Agreement.

e.	“PPP Escrow Agent” means Huntingdon Valley Bank.

f.	“PPP Escrow Agreement” means the escrow agreement in substantially the form attached hereto as Exhibit C dated as of the Closing Date by and among Sellers, Purchaser and the PPP Escrow Agent.

g.	“PPP Escrow Amount” means an amount equal to $410,241.00, which is the sum of the original principal amount of the PPP loan obtained by the Corporation ($408,200) and is the sum set forth in the Corporation’s loan forgiveness application for forgiveness which such application was submitted to the PPP Lender prior to the date hereof, plus $2,041 of forward interest thereon.

h.	“PPP Lender” means Huntingdon Valley Bank, as the lender providing the PPP Loan to the Corporation.

i.	“PPP Loan” means the Payroll Protection Program loan obtained by the Corporation in the original principal amount of $408,200 from the PPP Lender on or about May 7, 2020.

j.	“Seller Transaction Expenses” means any fees and expenses of Seller or the Corporation relating to this Agreement and the transactions contemplated hereby as of immediately prior to the Closing, including legal fees and expenses (including those of Stradley, Ronon, Stevens & Young, LLP), broker and finder fees of RLS Associates, and fees and expenses of accountants.

k.	“Sellers’ Knowledge,” or phrases of similar import, means the actual and constructive knowledge of Jay Rosen, Susan Rosen, Joyce Sherman, and Carol Sherman, in each case, including the facts and information of which any such individual should reasonably be expected to have knowledge based on such individual’s duties and responsibilities to the Sellers and/or the Corporation.

l.	“1998 Shareholders Agreement” means the certain Second Amendment and Restatement of Technical Advisory Service, Inc. Shareholders’ Agreement dated as of June 9, 1998 among the Corporation and the Shareholders, either as original parties thereto or via joinder agreement thereto.

m.	“Tax” means any federal, state, provincial, local and foreign gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, social security, excise and real and personal property taxes.

n.	“Tax Return” means any return, declaration, certification, schedule, report, or information return or statement filed (or required to be filed) in connection with any Tax.

[Signature Page Follows]

In witness whereof, this Stock Purchase and Acquisition Agreement has been duly executed by the parties hereto as of the date first above written.

PURCHASER:

FUTURIS COMPANY

By:	/s/ Kalyan Pathuri
Name:	Kalyan Pathuri
Title:	President

CORPORATION:

THE TASA GROUP, INC.

By:	/s/ Michael Ardron
Name:	Michael Ardron
Title:	President and CEO

[Signature Page to Stock Purchase and Acquisition Agreement]

SELLERS:

/s/ Carol J. Sherman
Carol J. Sherman

/s/ Joyce A. Sherman
Joyce A. Sherman

/s/ Chloe Sherman-Pepe
Chloe Sherman-Pepe

/s/ Hollis Sherman-Pepe
Hollis Sherman-Pepe

/s/ Chelsea R. Sherman
Chelsea R. Sherman

ESTATE OF SAMANTHA A. SHERMAN

By:	/s/ Carol J. Sherman
Carol J. Sherman, Executrix

By:	/s/ Joyce A. Sherman
Joyce A. Sherman, Executrix

TRUST FBO CHOLE SHERMAN-PEPE U/D DATED DECEMBER 1, 1997

By:	/s/ Carol J. Sherman
Carol J. Sherman, Trustee

By:	/s/ Joyce A. Sherman
Joyce A. Sherman, Trustee

[Signature pages continue on the next page]

[Signature Page to Stock Purchase and Acquisition Agreement]

TRUST FBO CHELSEA SHERMAN U/D DATED DECEMBER 1, 1997

By:	/s/ Carol J. Sherman
Carol J. Sherman, Trustee

By:	/s/ Joyce A. Sherman
Joyce A. Sherman, Trustee

/s/ Susan Rosen
Susan Rosen as Attorney-in-Fact for Jay L. Rosen

/s/ Susan Rosen
Susan Rosen

/s/ Gwen M. Faden
Gwen M. Faden

/s/ Joshua I. Faden
Joshua I. Faden

/s/ Daniel M. Rosen
Daniel M. Rosen

[Signature pages continue on the next page]

[Signature Page to Stock Purchase and Acquisition Agreement]

CLAIRE P. ROSEN GST EXEMPT MARITAL TRUST UDT DATED DECEMBER 12, 2001

By:	/s/ Susan Rosen
Susan Rosen as Attorney-in-Fact for Jay L. Rosen, Trustee

By:	/s/ Marjorie J. Scharpf
Marjorie J. Scharpf, Trustee

By:	/s/ Robert A. Bacine
Robert A. Bacine, Trustee

TRUST FBO ZACHARY WILLIAM FADEN U/D DATED DECEMBER 1, 1997

By:	/s/ Susan Rosen
Susan Rosen, Trustee

[Signature Page to Stock Purchase and Acquisition Agreement]

EXHIBIT A

EMPLOYMENT AGREEMENTS

See the Employment Agreements for Messrs. Ardron and Roberts attached hereto.

EXHIBIT B

SELLER TRANSACTION EXPENSES

See the listing of Seller Transaction Expenses provided by the Corporation at the Closing.

EXHIBIT CA

PPP ESCROW AGREEMENT

See the PPP Escrow Agreement attached hereto.